Exhibit 3(i)(c)
TRIPLE-S MANAGEMENT CORPORATION
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
          Triple-S Management Corporation (the “Corporation”), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:
FIRST: That the Board of Directors of the Corporation, acting pursuant to Article 4.01(B) of the Puerto Rico General Corporation Law of 1995, as amended, adopted resolutions setting forth a proposed amendment to the Amended and Restated Articles of Incorporation and declaring said amendment advisable.
SECOND: The amendment adopted is as set forth in Exhibit A hereto.
THIRD: That said amendment has been consented to and authorized by the shareholders of the issued and outstanding capital stock of the Corporation entitled to vote, at a special meeting of shareholders, duly held on June 24, 2007.
FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Article 8.02(B) of the Puerto Rico General Corporation Law of 1995.
          IN WITNESS WHEREOF, I, the undersigned, being the Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation, hereby swear that the facts stated herein are true, this 12th day of December, 2007.
SEAL

/s/ Luis A. Clavell-Rodríguez, MD
Luis A. Clavell-Rodríguez, MD

EXHIBIT A
AMENDMENTS TO ARTICLE FIFTH OF THE AMENDED
AND RESTATED ARTICLES OF INCORPORATION
          RESOLVED, that Paragraph A of Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended in its entirety to read as follows:
“A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares, consisting of (a)(1) one hundred million (100,000,000) shares of Class A Common Stock, par value $1.00 per share (the “Class A Common Stock”), and (2) one hundred million (100,000,000) shares of Class B Common Stock, par value $1.00 per share (the “Class B Common Stock”), and (b) One Hundred Million (100,000,000) shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”). On the effective date of this provision, all shares of common stock outstanding prior thereto shall be automatically converted into Class A Common Stock. As used herein the term “Common Stock” shall mean the Class A Common Stock and Class B Common Stock. The rights, privileges and ownership interests represented by each share of Class A Common Stock shall be identical in every respect to the rights, privileges and ownership interests represented by each share of Class B Common Stock, except as otherwise expressly provided below.
          1. Voting Rights. Each holder of a share of Common Stock shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation irrespective of the class or series thereof, and all shares of all classes and series of Common Stock shall vote together as a single class; provided, that any amendment to these Amended and Restated Articles of Incorporation affecting any of the rights, privileges or ownership interests of the Class A Common Stock or the Class B Common Stock, including but not limited to the rights set forth in Attachments B and C hereto, shall require the affirmative vote of a majority of the shares outstanding of each of the Class A Common Stock and the Class B Common Stock.
          2. Dividends. When and as dividends are declared or paid or distributions are made upon Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends and distributions. Dividends declared and payable in shares of Common Stock shall be declared and be payable at the same rate in each class of stock. Dividends on shares of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends on shares of Class B Common Stock shall be payable in shares of Class B Common Stock.
          3. Conversion. Holders of the Class A Common Stock shall be entitled to the conversion rights set forth in Attachment B hereto.
          4. Anti-Dilution Rights. Holders of the Class B Common Stock shall be entitled to the anti-dilution rights set forth in Attachment C hereto.”

ATTACHMENT B
CONVERSION RIGHTS
Class A Common Stock
          1. Certain Definitions. As used in this Attachment B, the following terms shall have the following meanings, unless the context otherwise requires:
          “Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.
          “Business Day” means any day other than a Saturday, Sunday or a day in which banks in San Juan, Puerto Rico or New York, New York are permitted or required to be closed.
          “Corporation” shall mean Triple-S Management Corporation, and shall include any successor to such Corporation.
          “IPO” means the initial public offering of the Corporation’s Class B Common Stock.
          “non-medical heir” refers to a former shareholders’ heir who was not a physician or dentist at the time of the death of the former shareholder.
          “Officer” means the President or any Vice President of the Corporation.
          “outstanding” means, when used with respect to Class A Common Stock, as of any date of determination, all shares of Class A Common Stock outstanding as of such date; provided, however, that, in determining whether the holders of Class A Common Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Class A Common Stock owned by the Corporation shall be deemed not to be outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Class A Common Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be outstanding.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
          “Registrar” shall mean the registrar for the Corporation’s capital stock, as may be duly designated by resolution of the Board of Directors.
          “share acquisition agreement” means any agreement executed by SSS and a health care provider under which SSS agreed to sell, and the provider agreed to buy, shares of SSS, in each case subject to certain conditions.
          “SSS” means the predecessor entity of TSI, Seguros de Servicios de Salud de Puerto Rico, Inc.

          “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
          “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Class B Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Class B Common Stock is then listed or, if the Class B Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Class B Common Stock is then traded.
          “Transfer Agent” shall mean the transfer agent for the Corporation’s capital stock, as may be duly designated by resolution of the Board of Directors.
          “TSI” means Triple-S, Inc., a wholly-owned subsidiary of the Corporation, and it successors.
          2. Conversion. Each share of Class A Common Stock shall be converted in accordance with, and subject to, this Attachment B into one fully paid and non-assessable share of Class B Common Stock (as such shares shall then be constituted) on the date notice of conversion is given. The Class A Common Stock shall be convertible only upon the satisfaction of the conditions specified in clauses (i) through (iv) below. The Class B Common Stock shall not carry any conversion rights or otherwise be convertible into Class A Common Stock.
               (i) Conversion in the Initial Public Offering. Shares of Class A Common Stock sold to the underwriters in the IPO shall be converted into shares of Class B Common Stock upon the closing of such sale.
               (ii) Conversion Following the First Anniversary of the IPO. At any time starting on the date that is 12 months from the completion of the IPO, a portion of the Class A Common Stock may be converted into shares of Class B Common Stock, if the Board of Directors has approved a resolution authorizing such conversion and all other conditions imposed by such resolution have been satisfied. Such conditions could include a condition that, prior to conversion, the shares be sold to the public in an underwritten offering. The aggregate number of shares of Class A Common Stock that may be so converted, together with all shares of Class A common stock that shall have been converted on any prior occasion, shall be limited to two-thirds of the number of shares of common stock outstanding immediately prior to the consummation of the IPO.
               (iii) Conversion Following the Fifth Anniversary of the IPO. At any time starting five years after the completion of the IPO, any remaining Class A Common Stock may be converted into shares of Class B Common Stock, if the Board of Directors has approved a resolution authorizing the conversion and all other conditions imposed by such resolution have been satisfied.
               (iv) Conversion Upon Resolution of Potential Claims. Notwithstanding the provisions of Section 2(iii), beginning one year after completion of the IPO, all or any portion of Class A Common Stock may be converted into shares of Class B Common Stock on or after the date on which the Board of Directors shall have approved a resolution in which it determines that any and all potential claims against

B-2

the Corporation under any share acquisition agreement or by any purported non-medical heir in respect of the inheritance of shares of common stock have been resolved; provided, that such conversion shall be subject to the satisfaction of all conditions imposed by the Board of Directors.
          3. Capital Stock Issuable Upon Conversion. Capital stock issuable by the Corporation upon conversion of the Class A Common Stock shall include only shares of the class designated as Class B Common Stock of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

B-3

ATTACHMEMT C
ANTI-DILUTION RIGHTS
Class B Common Stock
1. Definitions. As used in this Attachment C, capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Amended and Restated Articles of Incorporation and Attachment B. The following terms have the following meanings, unless the context otherwise requires:
          “Claimant Share” shall have the meaning set forth in Section 2(b) below.
          “Closing Sale Price” means, with respect to shares of Class B Common Stock on any Trading Day, the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Class B Common Stock are traded or on the principal other national or regional securities exchange on which the Class B Common Stock is then listed. In the absence of such listing, the Board of Directors shall be entitled to determine the Closing Sale Price on the basis it considers appropriate. The Closing Sale Price shall be determined without reference to extended or after hours trading.
          “Pre-TSI Issuance Class B Common Stock” shall have the meaning set forth in Section 3(a) below.
          “TSI Claimant Shares” shall have the meaning set forth in Section 3(b) below.
2. Issuance of the Corporation’s Common Stock.
          a. General. Upon the occurrence of a triggering event described in Section 2(b) below, each holder of Class B Common Stock at the close of business on the Trading Day immediately prior to the issuance date of a Claimant Share (“original Class B Common Stock”) shall be entitled to receive as a distribution from the Corporation such number of newly-issued or treasury fully-paid and non-assessable shares of Class B Common Stock (as such shares shall then be constituted) as is determined by the formula set forth in Section 2(c).
          b. Triggering Event. Holders of Class B Common Stock shall be entitled to the anti-dilution rights set forth in this Section 2 upon the issuance of any share of Common Stock (a “Claimant Share”) for a purchase price of less than the Closing Sales Price of the Class B Common Stock on the Trading Day next preceding the first public announcement by the Corporation that such Claimant Share would be issued,
i.	in respect of a claim against the Corporation under any share acquisition agreement; or

ii.	to any purported non-medical heir of a former shareholder of the Corporation or any of its predecessor entities or any of the predecessor entities of TSI which holder’s shares of common stock or common stock of any of the Corporation’s predecessor entities or the predecessor entities of TSI were cancelled following the holder’s death in respect of any purported right of such heir to receive, by way of testate or intestate transfer or otherwise, the shares of common stock or such common stock owned by such shareholder at the time of his or her death.
          c. Anti-Dilution Formula. The number of newly issued or treasury fully-paid and non-assessable shares of Class B Common Stock issued in respect of each share of Class B Common Stock outstanding immediately prior to the applicable issuance of Claimant Shares shall be determined according to the following formula:

DR	=	(CAO + X)
(CAO + Y)
     Where:
DR = the number of shares of Class B Common Stock that a holder of one share of original Class B Common Stock would be entitled to hold following the issuance of one or more Claimant Shares;
CAO = the number of shares of Class A Common Stock outstanding immediately prior to the date on which such Claimant Shares are issued;
X = the aggregate number of such Claimant Shares issued; and
Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate consideration paid for such Claimant Shares and (b) the average of the Closing Sale Prices of Class B Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the date on which the planned issuance of the Claimant Shares was first publicly announced by the Corporation.
     For purposes of this Section 2, the Board of Directors shall determine, in its sole discretion, all matters of fact relevant to the application of the rights set forth in this Section 2, including, but not limited to, (i) the date of the first public announcement by the Corporation of any issuance of a Claimant Share, (ii) whether any Claimant Share was issued for less than the applicable Closing Sales Price of Class B Common Stock, and (iii) the value of the consideration paid, if other than cash, in respect of Claimant Shares issued.
3. Issuance of TSI Common Stock.
          a. General. Upon the occurrence of a triggering event described in Section 3(b) below, each holder of Class B Common Stock at the close of business on the Trading Day immediately prior to the issuance of a TSI Claimant Share (“Pre-TSI Issuance Class B Common Stock”) shall be entitled to receive as a distribution from the Corporation such number of newly-issued or treasury fully-paid and non-assessable shares of Class B Common Stock (as such shares shall then be constituted) as is determined by application of the formula set forth in Section 3(c).
          b. Triggering Event. Holders of Class B Common Stock shall be entitled to the rights set forth in this Section 3 upon the issuance of any share of common stock of TSI for a purchase price of less than the fair value of such share in respect of a claim under any share acquisition agreement (a “TSI Claimant Share”).
          c. TSI Anti-Dilution Formula. The number of newly issued or treasury fully paid and non-assessable shares of Class B Common Stock issued in respect of each share of Pre-TSI Issuance Class B Common Stock shall be determined according to the following formula:

X	=	OA (MC – VA)
OB (VA – VO)

     Where:
X = the number of shares of Class B Common Stock a holder of one share of Pre-TSI Issuance Class B Common Stock would be entitled to hold following the issuance of one or more TSI Claimant Shares;
OA = the number of shares of Class A Common Stock outstanding immediately prior to such issuance;
OB = the number of shares of Class B Common Stock outstanding immediately prior to such issuance;
MC = the market capitalization of the Corporation immediately prior to the first public announcement of such issuance, calculated as the Closing Sale Price per share of Class B Common Stock on the Trading Day next preceding such announcement, multiplied by the total number of shares of Class B Common Stock and Class A Common Stock outstanding on that day;
VA = MC multiplied by the percentage of the Corporation’s common share capital represented by the Class A Common Stock; and
VO = the difference between the fair value of the TSI Claimant Shares issued and the total consideration paid for such TSI Claimant Shares.
     Provided, that in any case in which VA — VO is less than $0.01, VA — VO shall be deemed to be $0.01.
     For purposes of this Section 3, the Board of Directors shall determine, in its sole discretion, all matters of fact relevant to the application of the rights set forth in this Section 3, including, but not limited to, (i) each of the values in the foregoing formula, (ii) whether a TSI Claimant Share was issued for less than fair value and (iii) the value of the consideration paid, if other than cash, in respect of TSI Claimant Shares issued.
4. Issuance of Shares.
          a. Issuance of Shares of Class B Common Stock. Capital stock issuable by the Corporation upon the occurrence of a triggering event set forth in Section 2(b) or 3(b) above shall include only shares of the class designated as Class B Common Stock of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.
          b. Settlement of Fractional Shares. Any fractional shares of Class B Common Stock resulting from any issuance of shares pursuant to the anti-dilution rights set forth in this Attachment C shall be aggregated with all other fractional shares resulting from the issuance of shares pursuant to such rights on the same day and sold on the open market by the transfer agent for the Class B Common Stock or such other agent as may be designated by the Board of Directors in its sole discretion. The proceeds of such sale will be distributed to the registered holders of Class B Common Stock to whom such fractional shares would have been issued, in proportion to such holders’ entitlement to such fractional shares.

5. Limitation of Anti-Dilution Rights. Except as otherwise set forth in this Attachment C, the Class B Common Stock shall not be entitled to anti-dilution rights with respect to the issuance of any shares of capital stock of the Corporation, including, but not limited to, shares of capital stock issued in connection with any current or future equity compensation plan.
6. Termination of Anti-Dilution Rights. The anti-dilution rights granted to holders of Class B Common Stock described in this Attachment C shall terminate upon the conversion of all Class A Common Stock to Class B Common Stock.